Investor Relations Contact:

China Sky One Medical	CCG Investor Relations
Yan-qing Liu, CEO	Crocker Coulson, President
Email: ir@cski.com.cn	Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

Mabel Zhang, Vice Presiden
Tel: +1-310-954-1353
Email: mabel.zhang@ccgir.com

China Sky One Medical Appoints New CFO

Harbin, China, November 23, 2010 -- China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company in the People’s Republic of China (“PRC”), today announced that Mr. Hong-yu Pan was appointed by the Company’s Board of Directors to serve as the Company’s Chief Financial Officer and Treasurer, effective as of November 19, 2010.

Mr. Hong-yu Pan has over ten years of experience in accounting and finance. He was Audit Manager with JA Solar Holdings Co., Ltd. (NASDAQ: JASO) from July 2007 through December 2008. Before that, he worked with Deloitte CPA Ltd., Beijing Office as a Senior Auditor, commencing in July 2004. He has a Bachelor’s Degree in Accounting from Tsinghua University in China and recently received his MBA from St. Gallen University in Switzerland, which he attended from August 2009 through September 2010.

Effective as of November 19, 2010, Mr. Stanley Hao, the Company’s Secretary and director, was appointed by the Board of Directors to serve as the Company’s Vice President.

Upon Mr. Pan’s appointment as Chief Financial Officer and Treasurer, Mr. Yu-kun Zhang relinquished the titles “Chief Accounting Officer”, “principal financial officer” and “principal accounting officer,” and the Board of Directors named Mr. Pan as the Company’s new “principal financial officer” and “principal accounting officer” for SEC reporting purposes. Mr. Zhang will continue to serve as the Company’s Manager of Finance.

“I am delighted to join China Sky One Medical. I believe that it is a company with significant growth momentum and a promising future in China’s rapidly growing pharmaceutical industry,” said Mr. Pan.

“On behalf of the Board of Directors, I welcome Mr. Pan as the new CFO at a critical turning point in the Company’s development when we are reviewing our marketing strategies and expanding our sales network. We hope Mr. Pan’s appointment will help our management team in refining the financial reporting and internal control system,” commented Mr. Yan-Qing Liu, Chairman and CEO of China Sky One Medical. “In addition, we feel very happy that Mr. Hao is doing well and has returned to an active role with the Company. We appreciate all of the hard work of Mr. Hao and Mr. Zhang and look forward to their future contributions with much anticipation.”

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company, Harbin First Bio-Engineering Company Limited, Heilongjiang Tianlong Pharmaceutical, Inc. and Peng Lai Jin Chuang Pharmaceutical Company, the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.cski.com.cn.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the Company’s management change. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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